Exhibit 99.1

Summit Financial Services Announces Revenues and Earnings for 2007

March 31, 2008—Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today announced its revenues and net income for fiscal year 2007. For the year ended December 31, 2007, the Company reported revenues of $37.54 million, a nearly 28% increase over the $29.36 million in revenues reported for the year ended December 31, 2006. For the 2007 period, net income increased by 140% to $1,488,654 from $619,250 for 2006. Basic and diluted earnings per share for 2007 were $.05 and $.04, respectively, compared to basic and diluted earnings per share of $.02 for 2006.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We are pleased with our improved results for 2007; these improvements could not have been made without the support and commitment of our financial advisors, their associates and our home office partners. The aforementioned notwithstanding, we believe that the significant turmoil in the financial markets during the first quarter of 2008, and related erosion of investor confidence, may have a negative impact on our results for 2008. We remain committed, however, to investing in the continuing development of our network of financial advisors as part of our long term strategy for growing our revenues and earnings. “

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 215 financial advisors, and its business plan is focused primarily on increasing its network of affiliated financial advisors by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.